EXHIBIT 10.13

Agreement

1.      Title and Responsibilities

President, Chief Executive Officer and Chairman of the Board of Directors.

2.      Cash Compensation

$500,000 annualized base salary, plus participation in annual senior management cash performance bonus programs with an expectation of a cash bonus of 100% of base compensation if personal and corporate goals are achieved. The board would be pleased to consider changes in incentive compensation programs for you and others at IDEXX in the future. Performance reviews with consideration of merit increases are performed by the Compensation Committee annually on a calendar year basis.

3.      Stock Options

Hiring grant of an option to purchase 450,000 shares of IDEXX common stock subject to 20% annual vesting over five years, and exercisable over 10 years. This option will be granted by the IDEXX Board of Directors at the fair market value at the time of the grant and will be subject to the terms of the IDEXX Stock Option Agreement and the Company's incentive stock option plan. It has been customary in the past to make additional annual grants based on performance, and we would anticipate annual option grants for 80,000 to 120,000 shares depending on performance against goals as outlined by the Compensation Committee.

4.      Executive Employment Agreement

You will be protected under an Executive Employment Agreement similar to those currently in place for the current President and other IDEXX officers providing certain benefits applicable following a change in control of the Company.

5.      Severance Benefits

If your employment is terminated at any time by the Company other than for cause (as defined below), for a period of two years following such termination the Company will continue to pay your base salary and provide you with benefits equivalent to those received by you prior to termination, and your stock options will continue to vest in accordance with their terms over such period. For these purposes "cause" is defined as (a) willful, material misconduct, (b) gross negligence in the performance of your duties on behalf of the Company, or (c) a breach of either your invention and non-disclosure agreement or non-compete agreement with the Company.

6.      IDEXX Benefits Programs

You will be eligible to participate in our 401K plan, our Employee Purchase Plan, our medical plan, and our life insurance (twice annual salary) and disability insurance (70% of salary) plans as provided in those plans.

7.      Relocation

We expect you to relocate to the Portland area mid-2002, and to work at our Westbrook headquarters in the meantime. Reimbursement for relocation expenses will be based on IDEXX relocation expense policies.

8.      Other Terms

All IDEXX employees must enter into non-compete and invention and non-disclosure agreements prior to the commencement of employment.

This agreement is conditioned upon approval by the IDEXX Board of Directors.

For IDEXX Laboratories, Inc.	ACCEPTED:

/s/ William F. Pounds, Ph.D.	/s/ Jonathan W. Ayers
William F. Pounds, Ph.D.	Jonathan W. Ayers

Date: January 22, 2002